EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Premier Exhibitions, Inc. dated as of March 28, 2016 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: March 28, 2016

AJB INVESTMENT FUND II, LP
By: AJB Capital LLC, as General Partner

By:	/s/ Adam Bradley
Adam Bradley, Manager

AJB CAPITAL, LLC

By:	/s/ Adam Bradley
Adam Bradley, Manager

/s/ Adam Bradley
Adam Bradley